Exhibit 99.4

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

August 30, 2022

Larkspur Health Acquisition Corp.

100 Somerset Corporate Blvd., 2nd Floor

Bridgewater, NJ 08807

Larkspur Health Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company following the consummation of the Business Combination, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Min-Chul Park, Ph.D.